Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000
For more information:
Joe Weigel                                                                                                                     April 29, 2014
Director of Marketing & Communications
(800) CELADON Ext. 7006
(317) 972-7006 Direct
jweigel@celadontrucking.com

CELADON GROUP REPORTS MARCH QUARTER RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months ended March 31, 2014, the third fiscal quarter of the Company’s fiscal year ending June 30, 2014.

Revenue for the quarter increased 29.1% to $193.2 million in the March 2014 quarter from $149.6 million in the March 2013 quarter.  Freight revenue, which excludes fuel surcharges, increased 31.0% to $155.6 million in the March 2014 quarter from $118.7 million in the March 2013 quarter.  Net income decreased 20.5% to $3.5 million in the 2014 quarter from $4.4 million for the same quarter last year.  Earnings per diluted share decreased to $0.15 in the March 2014 period from $0.19 for the same quarter last year.

For the nine months ended March 31, 2014, revenue increased 24.5% to $561.9 million in 2014 from $451.0 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 27.2% to $454.8 million in 2014 from $357.6 million for the same period last year. Net income decreased 24.5% to $15.2 million in 2014 from $20.0 million for the same period last year.  Earnings per diluted share decreased to $0.64 in 2014 from $0.86 for the same period last year.

Paul Will, President and Chief Executive Officer, made the following comments: “Severe weather conditions negatively impacted our results for the March 2014 quarter.  The winter storms encountered were widespread and significantly affected both fleet utilization and operating costs.  Operations, maintenance and fuel expenses increased primarily due to the weather and to older equipment associated with our most recent acquisitions, which will be somewhat alleviated in future periods when those assets are refreshed in a similar fashion to the remaining Celadon fleet.

“The average age of the Company’s tractor fleet, which includes over 400 tractors from recent acquisitions, has increased to 2.2 years as of March 2014.   We have on order 800 trucks to replace the acquisition equipment and begin to refresh the remaining fleet, which we expect will improve fuel economy and help bring down our overall maintenance costs to more historical levels. Gains on sales of assets were $2.3 million in the March 2014 quarter compared with $0.3 million in the March 2013 quarter. This was primarily the result of the sale of the Company’s independent contractor lease portfolio and associated assets, which represented approximately 600 tractors.

“Although we had operating challenges during the March 2014 quarter, we believe we have taken the right steps to position the Company for future growth. We increased our average seated tractor count by 816, or 31%, to 3,440 in the March 2014 quarter compared to 2,624 in the March 2013 quarter, a significant operating metric improvement that resulted in increased revenue for the quarter.  This increase was a result of expanding our recruiting efforts at terminal locations, having established a driving school as well as our previously announced acquisitions over the past year.

“Our primary focus over the past year has been to expand our service offerings to our customers and grow our capacity of seated tractors, which has resulted in freight revenue growth for the March 2014 quarter of approximately 31% over the March 2013 quarter.  This growth strategy should position Celadon to better serve our customers now and especially in the near future as we believe truck capacity will continue to tighten for the truckload industry.  The business generated from these acquisitions has been instrumental in our ability to add truck capacity and density in our current operating lanes.  Although we have incurred acquisition, transition and weather related costs in the March 2014 quarter that should abate and we believe these costs and future synergies related to the acquisitions should benefit Celadon in future quarters.

“Our average revenue per tractor per week decreased $132, or 4.6%, to $2,752 in the March 2014 quarter, from $2,884 in the March 2013 quarter.  This was attributable to the decreased tractor utilization during the March 2014 quarter due to severe weather.  Our average revenue per loaded mile increased to $1.60 per mile in the March 2014 quarter from $1.56 in the March 2013 quarter.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At March 31, 2014 we had $239.0 million of stockholders equity.  Our cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.”

On April 29, 2014, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending June 30, 2014.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on July 18, 2014 to shareholders of record at the close of business on July 3, 2014.

Conference Call Information

An investor conference call is scheduled for Wednesday, April 30 at 11:00 a.m. ET.  Management will discuss the results of the quarter.  To pre-register for the call please follow the links on our website at http://investors.celadontrucking.com.  For those without internet access or unable to pre-register, please dial in by calling 1-866-652-5200 (or 412-317-6060) a few minutes prior to the start time. A replay will be available through May 28 at http://investors.celadontrucking.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2014	2013	2014	2013

REVENUE:
Freight revenue	$155,552	$118,736	$454,750	$357,647
Fuel surcharge revenue	37,676	30,902	107,176	93,400
Total revenue	193,228	149,638	561,926	451,047

OPERATING EXPENSES:
Salaries, wages, and employee benefits	52,948	40,334	153,506	122,373
Fuel	46,782	35,808	127,304	109,682
Purchased transportation	43,263	32,814	130,606	89,789
Revenue equipment rentals	1,760	1,653	4,989	5,303
Operations and maintenance	14,449	7,912	37,375	23,691
Insurance and claims	5,617	3,495	14,352	10,984
Depreciation and amortization	13,568	13,796	44,417	36,004
Communications and utilities	1,837	1,382	4,676	4,023
Operating taxes and licenses	3,414	2,660	9,539	7,758
General and other operating	2,808	1,748	7,906	5,673
Total operating expenses	186,446	141,602	534,670	415,280

Operating income	6,782	8,036	27,256	35,767

Interest expense	1,357	1,080	3,844	3,743
Interest income	(4)	---	(8)	---
Other income, net	(300)	(400)	(701)	(679)
Income before income taxes	5,729	7,356	24,121	32,703
Income tax expense	2,247	2,978	8,947	12,683
Net income	$3,482	$4,378	$15,174	$20,020

Income per common share:
Diluted	$0.15	$0.19	$0.64	$0.86
Basic	$0.15	$0.19	$0.66	$0.89

Diluted weighted average shares outstanding	23,803	23,522	23,715	23,318
Basic weighted average shares outstanding	23,006	22,730	22,977	22,567

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2014 and June 30, 2013
(Dollars and shares in thousands except par value)

	(unaudited)
	March 31,	June 30,
ASSETS	2014	2013

Current assets:
Cash and cash equivalents	$4,635	$1,315
Trade receivables, net of allowance for doubtful accounts of $882 and $919 at March 31, 2014 and June 30, 2013, respectively	109,350	77,623
Prepaid expenses and other current assets	25,336	13,434
Tires in service	1,624	1,245
Equipment for resale	4,097	9,923
Income tax receivable	5,780	9,506
Deferred income taxes	4,096	4,342
Total current assets	154,918	117,388
Property and equipment	640,679	612,236
Less accumulated depreciation and amortization	138,158	115,366
Net property and equipment	502,521	496,870
Tires in service	2,300	1,785
Goodwill	23,679	17,730
Investment in joint venture	4,184	4,604
Other assets	4,045	2,785
Total assets	$691,647	$641,162

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,560	$10,401
Accrued salaries and benefits	10,839	11,197
Accrued insurance and claims	11,653	10,092
Accrued fuel expense	12,741	7,461
Other accrued expenses	35,105	20,070
Current maturities of capital lease obligations	56,259	25,669
Total current liabilities	135,157	84,890
Long-term debt	105,930	78,137
Capital lease obligations, net of current maturities	140,480	190,625
Deferred income taxes	71,176	61,821
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 23,959 and 23,887 shares at March 31, 2014 and June 30, 2013, respectively	791	788
Treasury stock at cost; 500 and 696 shares at March 31, 2014 and June 30, 2013, respectively	(3,453)	(4,811)
Additional paid-in capital	105,583	103,749
Retained earnings	145,023	131,224
Accumulated other comprehensive loss	(9,040)	(5,261)
Total stockholders' equity	238,904	225,689
Total liabilities and stockholders' equity	$691,647	$641,162

Key Operating Statistics

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2014	2013	2014	2013
Average revenue per loaded mile (*)	$1.597	$1.558	$1.609	$1.564
Average revenue per total mile (*)	$1.402	$1.386	$1.413	$1.396
Average revenue per tractor per week (*)	$2,752	$2,884	$2,846	$2,866
Average miles per seated tractor per week(**)	1,963	2,080	2,014	2,054
Average seated line-haul tractors (**)	3,440	2,624	3,294	2,686
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue (^)	$160,634	$129,273	$472,405	$393,632
Asset Light Revenue	14,410	10,493	41,669	32,032
Intermodal Revenue	10,475	5,932	27,733	15,453
Other Revenue	7,708	3,940	20,119	9,929
Total Revenue	$193,228	$149,638	$561,926	$460,976
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

(Back to Form 8-K)